Lazard Retirement Series, INC.

Sub-Item 77C (Matters submitted to a vote of security holders.)

A Joint Special Meeting of Shareholders of The Lazard Funds, Inc.
and the Fund was held on October 20, 2017, to vote on the following proposals. The proposals received the required number of votes of shareholders and were adopted.

Proposal 1:
To elect each of Franci J. Blassberg, Trevor W. Morrison and Nathan A. Paul as a Fund Director

Director		For		Withhold Authority
Franci J. Blassberg	86,848,352	4,655,272
Trevor W. Morrison	86,752,185	4,751,439
Nathan A. Paul		87,074,406	4,429,218

Proposal 2A:
To approve revising the Portfolios fundamental investment restrictions on issuing senior securities, borrowing and pledging or mortgaging its assets.

Portfolio			For		Against		Abstain
US Strategic Equity		606,250		15,507		102,856
US Small-Mid Cap Equity		6,515,356	681,128		629,927
International Equity		13,923,118	577,051		1,093,764
Emerging Markets Equity		35,779,974	3,013,040	3,249,973
Global Dynamic Multi-Asset	19,692,048	2,427,539	3,196,094

Proposal 2B:
To approve revising the Portfolios fundamental investment restrictions on purchasing or selling commodities or commodities contracts.

Portfolio			For		Against		Abstain
US Strategic Equity		603,951		15,739		104,923
US Small-Mid Cap Equity		6,580,902	643,227		602,282
International Equity		13,880,522	613,583		1,099,827
Emerging Markets Equity		36,006,360	2,779,850	3,256,777
Global Dynamic Multi-Asset	19,964,305	2,153,053	3,198,322

Proposal 2C:
To approve revising the Portfolios fundamental investment restriction on purchasing securities on margin.

Portfolio			For		Against		Abstain
US Strategic Equity		549,579		70,679		104,355
US Small-Mid Cap Equity		6,266,544	967,454		592,413
International Equity		13,625,557	932,237		1,036,139
Emerging Markets Equity		35,033,686	3,668,748	3,340,553
Global Dynamic Multi-Asset	19,321,959	2,761,835	3,231,886